Exhibit 10.22

Execution Version

AMENDED AND RESTATED TAX SHARING AGREEMENT

This Amended and Restated Tax Sharing Agreement (the “Agreement”) dated as of January 30, 2004 is between The Renco Group, Inc., a New York corporation (“Renco”), and The Doe Run Resources Corporation, a New York corporation (“DoeRun” or the “Company”) (sometimes referred to herein individually as “Party”, or together, as “Parties”).

WHEREAS, Renco and its stockholders have elected to file “S Corporation” (“S Election”) income tax returns permitted by Section 1362(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and similar laws of other jurisdictions; and

WHEREAS, Renco has elected to make DoeRun a qualified sub-chapter S subsidiary (QSSS, as defined below) together with its domestic subsidiaries permitted by Section 1361(b)(3)(B) (ii) of the Code and similar laws of other jurisdictions; and

WHEREAS, Renco, if not for the S Election, is the common parent corporation of an affiliated group of corporations (the “Renco Consolidated Return Group”) within the meaning of Section 1504(a) of the Code; and

WHEREAS, DoeRun, if not for the QSSS election, is a member of the affiliated group of corporations with respect to which Renco is the common parent corporation; and

WHEREAS, the Renco Consolidated Return Group has filed in the past and may file in the future consolidated income tax returns permitted by Section 1501 of the Code and similar laws of other jurisdictions; and

WHEREAS, on October 29, 2002, Renco and DoeRun entered into that certain Tax Sharing Agreement (the “Existing Tax Sharing Agreement”), pursuant to which Renco and DoeRun agreed upon a method of determining the financial consequences to each Party resulting from the filing of consolidated, combined or “S corporation” income tax returns; and

WHEREAS, Renco and DoeRun desire to amend and restate the provisions of the Existing Tax Sharing Agreement so as to clarify the intent of the parties thereto;

NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the Parties hereby agree that the Existing Tax Sharing Agreement is hereby amended and restated to read as follows:

1.                                       Definitions.  For the purposes of this Agreement, the terms set forth below shall have the following meanings.

“Combined State Tax” means, with respect to each state or local taxing jurisdiction, any income or franchise tax payable to such state or local taxing jurisdiction in which a member of the Doe-Run Group, as defined below, files tax returns with a member of a Renco Consolidated Return Group that is not also a member of the DoeRun Group on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

“DoeRun Combined State Tax Liability” shall mean, with respect to any taxable year, an amount of Combined State Taxes, including any interest, penalties and other additions to such taxes for such taxable year determined by taking the total separately computed state income or franchise tax liabilities of the DoeRun Group.

“DoeRun Current Combined State Income Tax Provision” shall mean, with respect to any financial statement year, the sum of the DoeRun Group’s current combined state income tax provision determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), recorded on the DoeRun Group’s books and records and reported in the DoeRun Group’s published financial statements.

“DoeRun Current Federal Income Tax Provision” shall mean, with respect to any financial statement year, the sum of the DoeRun Group’s current federal income tax provision determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), recorded on the DoeRun Group’s books and records and reported in the DoeRun Group’s published financial statements.

“DoeRun Federal Built-in Gain Tax” shall mean, with respect to any taxable year, an amount calculated using the DoeRun Net Recognized Built-in Gain multiplied by the rate defined in section 1374(b)(1) of the Code.

“DoeRun Federal Income Tax Dividend” shall mean, with respect to any taxable year that DoeRun is a QSSS, the amount calculated in the manner that the DoeRun Federal Income Tax Liability would be calculated if DoeRun was a C corporation less the DoeRun Federal Built-in Gains Tax with respect to such year.

“DoeRun Federal Income Tax Liability” shall mean, with respect to any taxable year or portion thereof, the sum of the DoeRun Group’s Federal Income Tax liability and any interest, penalties and other additions to such taxes for such taxable year, computed as if the DoeRun Group was not and never was part of the Renco Consolidated Return Group, but rather was a separate affiliated group of corporations filing a consolidated United States Federal Income Tax return pursuant to Section 1501 of the Code (provided, however, that transactions with members of the Renco Non-DoeRun Group, as defined below, shall be reflected on a cash basis and according to the provisions of the consolidated return regulations promulgated under the Code governing inter-company transactions). Such computation shall be made: (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the Renco Consolidated Return Group that is not a member of the DoeRun Group, (B) for any period in which DoeRun terminates a LIFO election by adding in the DoeRun LLFO Recapture Amount, (C) with regard to net operating loss carrybacks, capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the DoeRun Group, (D) with regard to the DoeRun Net Operating Loss Carryforward, (E) neither the Company nor any of its subsidiaries shall take into account (i) any income attributable to the Refinancing COD Income or (ii) any ancillary effect of any such Refinancing COD Income on the tax basis of the assets of the Company or of any of its subsidiaries as provided in Sections 108 and/or 1017 of the Code, (F) as though the highest rate of tax specified in Section 11(b) of the Code were the only rate set forth in that subsection, and (G) reflecting the positions, elections and accounting methods and periods used with respect to the DoeRun Group in preparing the Renco consolidated Federal Income Tax return. However, until the obligations of the DoeRun Refinancing are satisfied the computation under this section will be made as if (a) each of the DoeRun and its subsidiaries shall be deemed to have become a C corporation under the Code on the day after the closing date of the DoeRun Refinancing and (b) the Company shall be deemed to be subject to the taxes imposed on C corporations by Subtitle A of the Code and similar provisions of state law.

“DoeRun Group” shall mean DoeRun and any direct or indirect corporate subsidiaries of DoeRun that would be eligible, from time to time, to join with DoeRun, with respect to Federal Income Taxes, in the filing of a consolidated United States Federal Income Tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return if DoeRun was not a member of the Renco Consolidated Return Group.

“DoeRun Group Tax” means (i) DoeRun Federal Income Tax Liability; (ii) DoeRun Combined State Tax Liability; (iii) any other tax imposed on any member of the DoeRun Group with respect to any taxable year, or, with respect to any taxable year, any other tax imposed on any direct or indirect subsidiary or affiliate of DoeRun that is not a member of the DoeRun Group, including but not limited to any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any member of the DoeRun Group, payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (United States or non-United States); and (iv) liability of any member of the DoeRun Group for the payment of any amounts of the type described in (i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other person.

“DoeRun LIFO Recapture Amount” means that amount calculated under Section 1363 of the Code not added to DoeRun’s federal taxable income for tax sharing when Renco elected DoeRun a QSSS.

“DoeRun Net Operating Loss Carryforward” means for (a) any period through the DoeRun Refinancing, the loss created only by the temporary tax book differences as defined by the Statement of Financial Accounting Standards Board No. 109; (b) any period starting the day after the DoeRun Refinancing, the loss as it appears in the DoeRun Pro Forma Federal Return for federal purposes and in the DoeRun Pro Forma State Return for state purposes.

“DoeRun Net Recognized Built-in Gain” shall mean, with respect to any taxable year, an amount calculated under Section 1374 of the Code using only the assets of DoeRun Group.

“DoeRun Pro Forma Combined State Return” means, for each state in which a combined state income tax return may be filed, either a formal combined state income tax return, or, in the alternative, a schedule on which the DoeRun Combined State Tax Liability is reflected together with a detailed schedule of each book/tax difference.

“DoeRun Pro Forma Federal Return” means either a formal Form 1120, or, in the alternative, a schedule on which the DoeRun Federal Income Tax Liability is reflected together with a detailed schedule of each book/tax difference.

“DoeRun Pro Forma State Return” means, for each state in which a State Income Tax return may be filed, either a formal state income tax return, or, in the alternative, a schedule on which the DoeRun State Tax Liability is reflected together with a detailed schedule of each book/tax difference.

“DoeRun Refinancing” means (i) that certain Credit Agreement among DoeRun, the lenders thereunder and Regiment Capital Advisors, L.L.C. as Agent, pursuant to which DoeRun may borrow up to $35,500,000, (ii) the Warrants issued pursuant to that certain Warrant Agreement between Doe-Run and State Street Bank and Trust Company, as Warrant Agent and (iii) the 11 ¾ Exchange Notes due 2008 of DoeRun.

“DoeRun State Built-in Gain Tax” shall mean, with respect to any taxable year and for each state or locality, an amount calculated using the DoeRun Net Recognized Built-in Gain multiplied by the appropriate tax rate.

“DoeRun State Income Tax Dividend” shall mean, with respect to any taxable year that Doe-Run is a QSSS, the amount calculated in the manner that the DoeRun State Income Tax Liability would be calculated if DoeRun was a C corporation less the DoeRun State Built-in Gains Tax with respect to such year.

“DoeRun State Income Tax Liability” shall mean, for each state or locality with respect to any taxable year, the sum of the DoeRun Group’s State Income Tax liability and any interest, penalties and other additions to such taxes for such taxable year, computed as if the DoeRun Group was not and never was part of the Renco Consolidated Return Group, but rather was a separate affiliated group of corporations filing a consolidated United States Federal Income Tax return pursuant to Section 1501 of the Code (provided, however, that transactions with members of the Renco Non-DoeRun Group, as defined below, shall be reflected on a cash basis and according to the provisions of the consolidated return regulations promulgated under the Code governing inter-company transactions). Such computation shall be made: (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the Renco Consolidated Return Group that is not a member of the DoeRun Group, (B) for any period in which DoeRun terminates a LIFO election by adding in the DoeRun LIFO Recapture Amount, (C) with regard to net operating loss carrybacks, capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the DoeRun Group, (D) with regard to the DoeRun Net Operating Loss Carryforward, (E) neither the Company nor any of its subsidiaries shall take into account (i) any income attributable to the Refinancing COD Income or (ii) any ancillary effect of any such Refinancing COD Income on the tax basis of the assets of the Company or of any of its subsidiaries as provided in Sections 108 and/or 1017 of the Code, (F) as though the highest rate of tax specified in Section 11(b) of the Code were the only rate set forth in that subsection and (G) reflecting the positions, elections and accounting methods and periods used with respect to the DoeRun Group in preparing the Renco consolidated Federal Income Tax return.  However, until the obligations of the DoeRun Refinancing are satisfied the computation under this section will be made (a) as if each of

DoeRun and its subsidiaries shall be deemed to have become a C corporation under the Code on the day after the closing date of the DoeRun Refinancing and (b) as if the Company shall be deemed to be subject to the taxes imposed on C corporations by Subtitle A of the Code and similar provisions of state law.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code.

“Final Determination” shall mean (i) with respect to Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to taxes other than Federal Income Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations); or (ii) the payment of tax by any member of the Renco Consolidated Return Group with respect to any item disallowed or adjusted by a Taxing Authority (as hereinafter defined), provided that Renco determines that no action should be taken to recoup such payment.

“QSSS” means a qualified sub-chapter S subsidiary as defined in Section 1361 of the Code or a disregarded entity as defined in Treasury Regulation 301.7701-2.

“Refinancing COD Income” means amounts equal to the forgiveness of indebtedness income which resulted from the transactions entered into by DoeRun on October 29, 2002, as calculated pursuant to the applicable sections of the Code and, as such term is used in the definition of “DoeRun State Income Tax Liability”, such term shall also mean and include all applicable sections of any state income tax code.

“Renco Non-DoeRun Group” means Renco and any direct or indirect corporate subsidiaries or affiliates of Renco other than the DoeRun Group.

“Renco Non-DoeRun Group Tax” means (i) the Federal Income Tax liability of the Renco Consolidated Return Group less the DoeRun Federal Income Tax Liability; (ii) the Renco Combined State Tax liability less the DoeRun Combined State Tax Liability; (iii) any other tax imposed on any member of the Renco Non-DoeRun Group, including but not limited to, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any member of the Renco Non-DoeRun Group, payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (United States or non-United States); and (iv) liability of any member of the Renco Non-DoeRun Group for the payment of any amounts of the type described in (i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other person.

“State Income Tax” means any Income Tax imposed on corporations by any State of the United States or by any political subdivision of any such State.

“Taxing Authority” means any governmental authority (whether United States or non-United States, and including, without limitation, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any tax.

2.                                       Tax Sharing.

(a)  General.  As specifically provided for in Sections 2(b) through 2(d) of this Agreement, for each financial statement year of the Renco Consolidated Return Group ending after the effective date of this Agreement, during which income, loss or credits against tax of the DoeRun Group are includible in the United States consolidated Federal Income Tax return of the Renco Consolidated Return Group or Federal Form 1120S, DoeRun shall pay to Renco an amount equal to the sum of the DoeRun Federal Income Tax Liability and the DoeRun Federal Income Tax Dividend for such taxable year as shown on a DoeRun Pro Forma Federal Return plus a net amount reasonably determined by Renco to cover DoeRun Federal Income Tax Liabilities attributable to current or prior years that is not otherwise reflected in the DoeRun Pro Forma Federal Returns for such years.  For each taxable year of the Renco Consolidated Return Group, ending after the effective date of this Agreement, during which income, loss or credits against tax of the DoeRun Group are includible in a Combined State Tax Return of Renco Consolidated Return Group or a Renco State Tax Return as a QSSS, DoeRun shall pay to Renco an amount equal to the DoeRun Combined State Tax Liability and the DoeRun State Income Tax Dividend for such taxable year as shown on a DoeRun Pro Forma Combined State Return plus a net amount reasonably determined by Renco to cover DoeRun Combined State Income Tax Liabilities attributable to current or prior years that is not otherwise reflected in the DoeRun Pro Forma  Federal Returns for such years.

(b)  Payment of Taxes.

(i)  Quarterly Payments.  Not later than fifteen days after the end of each quarter, or in the case of the last quarter of DoeRun’s financial statement year, immediately prior to the closing of the books for such financial statement,

(A)  if DoeRun is a QSSS, DoeRun shall identify the DoeRun Current Federal Income Tax Provision and the DoeRun Current Combined State Income Tax Provision for such quarter, determined in accordance with United States GAAP, on its books, calculate both the DoeRun Federal Income Tax Dividend and the DoeRun State Income Tax Dividend and immediately thereafter transfer such amounts, in cash, to Renco together with both a DoeRun Pro Forma Federal Return and a DoeRun Pro Forma State Return for each state in which the Company or its subsidiaries is or would be required to file a tax return or

(B)  if DoeRun is not a QSSS, DoeRun shall identify the DoeRun Current Federal Income Tax Provision and the DoeRun Current Combined State Income Tax Provision for such quarter, determined in accordance with United States GAAP, on its books and immediately thereafter transfer such amount, in cash, to Renco together with both a DoeRun Pro Forma Federal Return and a DoeRun Pro Forma State Return for each state in which the Company or its subsidiaries is or would be required to file a tax return.

(ii)  Preparation and Delivery of Estimated Pro Formas. On the date that is seven business days prior to the due date (currently January 15th) for the Renco Consolidated Return Group’s consolidated Federal Income Tax return or the Renco Federal Form 1120S, DoeRun shall deliver to Renco a DoeRun Pro Forma Federal Return reflecting the DoeRun Federal Income Tax Liability on an estimated basis. On the date that is seven business days prior to the due date (generally February 15th) for each Combined State Tax return, DoeRun shall deliver to Renco a DoeRun Pro Forma Combined State Return (together with the DoeRun Pro Forma Federal Return, the “DoeRun Pro Forma Returns”) reflecting the relevant DoeRun Combined State Tax Liability on an estimated basis. DoeRun’s preparation and delivery of the DoeRun Pro Forma Federal Return shall include related schedules and returns, including, but not limited to, preparation of Form 1118 or in the alternative, a schedule reflecting what is on Form 1118, for purposes of computing any separate foreign tax credit limitation under Section 904(d) of the Code.

(iii)  Preparation and Delivery of Final Pro Formas. On or before September 1 following the end of the taxable year of any year for which payments are to be made under this Agreement, Renco shall deliver to DoeRun a DoeRun Pro Forma Federal Return reflecting the DoeRun Federal Income Tax Liability. On or before October 15 following the end of the taxable year of any year for which payments are to be made under this Agreement, Renco shall deliver to DoeRun a DoeRun Pro Forma Combined State Return reflecting the relevant DoeRun Combined State Tax Liability. As with the estimated DoeRun Pro Forma Federal Return delivered by DoeRun under Section 2(b)(ii) of this Agreement, Renco’s preparation and delivery of the DoeRun Pro Forma Federal Return hereunder shall include related schedules and returns, including, but not limited to, preparation of Form 1118 or in the alternative, a schedule reflecting what is on Form 1118, for purposes of computing any separate foreign tax credit limitation under Section 904(d) of the Code.

(iv)  Reconciliation of Payments.  On or before September 1 following the end of the taxable year of any year for which payments are to be made under this Agreement, DoeRun shall pay to Renco, or Renco shall apply to the account of DoeRun, to offset future payments under this Agreement by DoeRun to Renco, as appropriate, an amount equal to the difference, if any, between:  (x) the DoeRun Federal Income Tax Liability reflected on the DoeRun Pro Forma Federal Return for such year, plus a net amount reasonably determined by Renco to cover DoeRun Federal Income Tax Liabilities attributable to current or prior taxable years that is not otherwise reflected in the DoeRun Pro Forma Federal Return for such years; and (y) the aggregate amount of the quarterly payments of the DoeRun Current Federal Income Tax Provision for such year made pursuant to Section 2(b)(i) of this Agreement. On or before October 15 following the end of the taxable year of any year for which payments are to be made under this Agreement, DoeRun shall pay to Renco the DoeRun Combined State Tax Liability as reflected on the DoeRun Pro Forma Combined State Return.

(c)  Treatment of Adjustments.  If any adjustment is made in a tax return of the Renco Consolidated Return Group, after the filing thereof, in which income or loss of the DoeRun Group is included, then at the time of a Final Determination of the adjustment, DoeRun shall pay to Renco or Renco shall apply to the account of DoeRun (or Renco shall apply against amounts due from DoeRun under Section 2(b)(iv) of this Agreement), to offset future payments under this Agreement by DoeRun to Renco, as the case may be: (i) the difference between (x) all net payments actually made under Section 2 with respect to the taxable year covered by such tax return, and (y) all payments that would have been made under Section 2 taking such adjustment into account, together with any penalties actually paid, plus (ii) interest on such difference for each day, beginning on the due date of such return without regard to extensions and ending on the date of Final Determination, calculated at the rate determined, in the case of a payment by DoeRun, under Section 6621(a)(2) of the Code as modified by Section 6621(c) of the Code.

(d)  Preparation of Returns.  So long as the DoeRun Group is part of the Renco Consolidated Return Group, Renco shall prepare and file such returns and any other returns, documents or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Income Tax liability of the Renco Consolidated Return Group and with the appropriate Taxing Authorities with respect to the determination of the Combined State Tax liability of the Renco Consolidated Return Group. With respect to such return preparation, Renco shall not discriminate among any members of the Renco Consolidated Return Group. Renco shall have the right with respect to any consolidated Federal Income Tax returns or Combined State Tax returns that it has filed or will file to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (ii) whether any extensions should be requested; and (iii) the elections that will be made by any member of the Renco Consolidated Return Group. Renco shall not take any unreasonable position in preparing the DoeRun Pro Forma Returns; however, any dispute with respect to the filing of such consolidated Federal Income Tax return or Combined State Tax return shall be resolved pursuant to Section 7 of this Agreement. In addition, Renco shall have the right to (i) contest, compromise, or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any consolidated or combined return filed by the Renco Consolidated Return Group; (ii) file, prosecute, compromise or settle any claim for refund; and (iii) determine whether any refunds to which the Renco Consolidated Return Group may be entitled shall be received by way of refund or credited against the tax liability of the Renco Consolidated Return Group; provided, however, that Renco shall be obligated to act in good faith with regard to all members of the Renco Consolidated Return Group included in the applicable returns. Each member of the DoeRun Group hereby irrevocably appoints Renco as its agent and attorney-in-fact to take any action (including the execution of documents) Renco may deem necessary or appropriate to implement this Section 2(d).

(e)  Notwithstanding any other provision herein contained, in no event shall DoeRun be liable to Renco, pursuant to the terms hereunder, for any amount relating to the Refinancing COD Income; provided, however, that nothing contained herein shall preclude the voluntary payment by DoeRun to Renco, directly or indirectly, of a dividend equal to such amounts when the declaration and payment of such a divided by DoeRun would be permissible pursuant to the terms of applicable law.

(f)  Notwithstanding any other provision herein contained, the Company shall not make any payment hereunder which is violative of any of the agreements between itself or any subsidiaries with any of its lending institutions, as in effect on the date hereof.

3.                                       The Company (i) hereby acknowledges that it is currently in breach of this Agreement on account of its failure to provide Renco with certain reports, schedules and calculations required pursuant to the terms hereof (“Delinquent Reports”) and (ii) agrees to provide Renco with all such Delinquent Reports, together with any other reports, schedules and/or calculations required pursuant to the terms hereof, no later than May 15, 2004 such that on the date that such Delinquent Reports and other reports are delivered to Renco, the Company shall be in compliance with the terms of this Agreement.

4.                                       The Company hereby covenants and agrees with Renco that, at all times when it provides Renco with any reports, schedules or pro forma returns required pursuant to the term hereunder, or otherwise at any time Renco so requests, whether or not otherwise required pursuant to the terms hereof, the Company shall supply Renco with such calculations, pro forma tax returns, schedules and/or reports (in all cases, using the tax attributes in effect on the closing day of the Doe Run Refinancing or, at Renco’s direction, utilizing any other attributes) necessary so as to enable Renco to include the Company and its subsidiaries as QSSSs in any tax return it is required to file.

5.                                       Term.  This Agreement shall expire in the event that Renco no longer owns, directly or indirectly, at least 50 percent of the DoeRun Group; provided, however, that all rights and obligations arising hereunder shall survive until they are fully effectuated or performed unless superseded by mutual agreement of the Parties.

6.                                       Successors.  This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the Parties hereto (including but not limited to any successor of Renco and DoeRun succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.

7.                                       Dispute Resolution.  If the Parties hereto are unable to resolve any disagreement or dispute relating to this Agreement, including the interpretation or application thereof, within 20 days, KPMG LLP (or if no longer the auditor for Renco the current auditor of Renco) shall resolve such disagreement or dispute. Any such resolution shall be binding on the Parties to this Agreement without further recourse.

8.                                       Authorization, etc.  Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement; that this Agreement has been duly authorized by all necessary corporate action on the part of such Party; that this Agreement constitutes a legal, valid and binding obligation of each such Party; and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such Party.

9.                                       Section Captions.  Section captions used in this Agreement are for convenience and underline reference only and shall not affect the construction of this Agreement.

10.                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO LAWS AND PRINCIPLES RELATING TO CONFLICTS OF LAW.

11.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12.                                 Waivers and Amendments.  This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the Parties hereto.

13.                                 Effective Date.  This Agreement shall be deemed effective, upon execution hereof, as of October 30, 2002.

IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.

THE RENCO GROUP, INC.		THE DOE RUN RESOURCES CORPORATION

By:	/s/John A. Siegel, Jr.	By:	/s/ MK Kaiser
Name:	John A. Siegel, Jr.	Name:	MK Kaiser
Title:	Vice President, Accounting	Title:	EVP & CFO